Exhibit 99.3

ALKALI BUSINESS

The Alkali Business owns the largest leasehold position of accessible trona ore reserves in the Green River trona patch, a geological formation holding the vast majority of the world’s accessible trona ore reserves. The Alkali Business holds leases covering approximately 88,000 acres of land, containing an estimated 830 million metric tonnes of proved and probable reserves of trona ore, representing an estimated remaining reserve life of over 100 years based on its 2016 production rate, a soda ash production facility, underground trona ore mines and solution mining operations and related equipment, logistics and other assets. The Alkali Business has been mining trona and producing soda ash in the Green River trona patch for almost 70 years. All of the Alkali Business’ mining and processing activities are conducted at its “Westvaco” and “Granger” facilities in Wyoming. Among other activities, the Alkali Business involves the following activities:

•	dry mining of trona ore underground at the Westvaco facility;

•	secondary recovery of trona from previously dry mined areas underground at the Westvaco and Granger facilities using solution mining;

•	processing trona ore into soda ash and specialty products; and

•	marketing, selling and distributing soda ash and specialty products.

Soda Ash Production

Soda ash can be produced naturally by mining and processing trona ore or synthetically by transforming limestone and salt using a chemical process. Based upon industry sources and industry expertise, we believe production of naturally occurring trona ore has a significant competitive advantage compared to synthetic production of soda ash. We believe the costs for producing soda ash from trona ore are more cost competitive than other manufacturing techniques partly because the costs associated with procuring the materials needed for synthetic production are greater than the costs associated with mining trona for trona-based production. Additionally, we believe trona-based production requires less energy and produces fewer undesirable by-products than synthetic production.

We believe the average per short ton cost of production of soda ash (excluding freight and logistics costs) from trona is approximately 50% lower than the average per short ton cost of synthetically producing soda ash. Synthetic production of soda ash also produces by-products that require additional storage and disposal costs.

Dry mining of Trona Ore

Trona ore is dry mined underground at the Westvaco facility, primarily through the operation of a single longwall mining machine. Longwall mining provides higher recovery rates leading to extended mine life compared to other dry mining techniques. Development of the “tunnels” necessary to access and ventilate the Alkali Business’ longwall is through room and pillar mining completed primarily by its fleet of borer miners. The ore is conveyed underground to two hoisting operations where it travels about 1,600 feet vertically to the surface where it is either taken directly into the processing facilities or stored on outdoor stockpiles for future processing.

Secondary Recovery Solution Mining

The Alkali Business solution mines trona at both the Westvaco and Granger sites using secondary recovery techniques. The Alkali Business’ secondary recovery mining starts with the recovery of water streams from its operations and non-trona solids (“insolubles”) remaining from the processing of dry mined trona. The leaching solution comprising water and some insolubles is injected through a number of wells into the old dry mine workings at both the Westvaco and Granger sites. The insolubles settle out while the water travels through the old workings, dissolving trona that remained during previous dry mining. Multiple pumping systems are used to pump the enriched solution to the surface for processing.

Processing of Trona into Soda Ash

The Alkali Business’ Mono and Sesqui plants, located at the Westvaco site, convert dry-mined trona into soda ash. Crushing, dissolution in water, filtration, and crystallization techniques are used to produce the desired final soda ash products. In the Mono process, the ore is calcined with heat prior to dissolution, in order to convert the trona to soda ash by the removal of water and carbon dioxide. A final drying step using steam produces a dense soda ash product from the Mono process. In the Alkali Business’ Sesqui plant, the calcination is performed at the end of the process, producing a light density soda ash that is preferred in applications desiring increased absorptivity. The Sesqui process also has the ability to produce refined sodium sesquicarbonate (which the Alkali Business sells under the names S-Carb ® and Sesqui™) for use as a buffer in animal feed formulations and in cleaning and personal care applications.

Solution mined trona is converted into dense soda ash in the Alkali Business’ ELDM operation at the Westvaco site and at its Granger facility. The steps to produce soda ash are similar to the dry mined processes, except the crushing and dissolving steps are eliminated because the trona is already in a water solution as it leaves the mine.

Intermediate, semi-processed products are extracted from the Alkali Business’ soda ash processes at Westvaco at strategic locations for use as feedstocks for production of sodium bicarbonate and 50% caustic soda (NaOH).

Leases and Real Property

The Alkali Business has the right to mine trona through leases it holds from the U.S. Federal government, the State of Wyoming and an affiliate of Anadarko Petroleum (“Anadarko”). Its leases with the U.S. government are issued under the provisions of the Mineral Leasing Act of 1920 (30 U.S.C. 18 et. Seq.) and are administered by the U.S. Bureau of Land Management (“BLM”) and its leases with the state of Wyoming are issued under Wyoming Statutes 36-6-101 et. seq. Anadarko is the successor to rights originally granted to the Union Pacific Railroad in connection with the construction of the first transcontinental railroad in North America.

The Alkali Business pays royalties to the BLM, the State of Wyoming and Anadarko. These royalties are calculated based upon the gross value of soda ash and related products at a certain stage in the mining process. The Alkali Business is obligated to pay minimum royalties or annual rentals to our lessors regardless of actual sales and in the case of Anadarko to pay royalties in advance based on a formula based on the amount of trona produced and sold in the previous year which is then credited against production royalties owed. The royalty rates the Alkali Business pays to its lessors may change upon renewal of such leases; however, it anticipates being able to renew all material leases at the appropriate time. In the past, the U.S. Congress has passed legislation to cap royalties collected by BLM at a rate lower than the rate stated in our federal leases.

Marketing, Sale and Distribution of Soda Ash and Specialty Products

The Alkali Business sells its soda ash and specialty products to a diverse customer base directly in the United States, Canada, the European Community, the European Free Trade Area and the South African Customs Union. The Alkali Business sells through the American Natural Soda Ash Corporation, or ANSAC, exclusively in all other markets. ANSAC is a nonprofit foreign sales association in which the Alkali Business and two other U.S. soda ash producers are members, whose purpose is to promote export sales of U.S. produced soda ash in conformity with the Webb-Pomerene Act. ANSAC is the Alkali Business’ largest customer.

All of the Alkali Business’ soda ash and specialty products are shipped by rail and truck from its facilities in the Green River Basin. The Alkali Business operates a fleet of covered hopper cars which it uses to deliver most of the sales of soda ash and specialty products from the Green River facilities, all of which are shipped via a single rail line owned and operated by Union Pacific Railroad. Tronox leases these railcars from banks and leasing companies and from FMC under agreements with varying term-lengths, and pursuant to the terms of the stock purchase agreement, the Alkali Business will sublease these rail cars from Tronox. The Alkali Business recovers costs of leasing through mileage credits paid under agreements with customers and carriers in accordance with established industry practices and government requirements.

Its customers, including customers to whom ANSAC makes sales overseas, consist primarily of:

•	Glass manufacturing companies, which account for 50% or more of the consumption of soda ash around the world; and

•	Chemical and detergent manufacturing companies.

Soda Ash

The Alkali Business sells most of its product as soda ash. Soda ash is the only product the Alkali Business sells to ANSAC. Soda ash is highly valued by manufacturers of flat and container glass because it lowers the temperature of the batch in a glass furnace. It is also valued by detergent manufacturers for its absorptive qualities. In addition, soda ash is used in paper production applications and other consumer and industrial applications. Demand for soda ash in the United States has been relatively flat over the last five years. Sales of soda ash in rapidly developing economies have grown more rapidly as a growing middle class demands more products that use soda ash, such as glass for housing and autos and detergents for cleaning. Based upon third-party historical production statistics worldwide demand (excluding China) for soda ash is projected to grow at a compounded annual growth rate of approximately 2% through 2021.

Specialty Products

The Alkali Business markets sodium bicarbonate to private label manufacturers who package it for sale to retail grocery customers as baking soda. The Alkali Business also sells sodium bicarbonate to manufacturers of packaged baked goods and similar products. Animal feed is an important market for sodium bicarbonate, which is mixed with feed to increase the yield of dairy cows and improve the health of poultry and other livestock. Sodium bicarbonate is also sold to customers who use it in hemodialysis applications and as an active ingredient in pharmaceutical products.

Competitive Conditions

The global market in which the Alkali Business operates is competitive. Competition is based on a number of factors such as price, favorable logistics and consistent customer service. In North America, primary competition is from other U.S.-based natural soda ash operations: Solvay Chemicals, Ciner Resources, L.P., Tata Chemicals Soda Ash Partners in Wyoming, and Searles Valley Minerals, in California. Because of the structural cost advantages of natural soda ash production in the United States, including lower raw material and energy requirements, imports have not been an important source of competition in North America. According to IHS, on average, the cash cost to produce material soda ash has been about half of the cost to produce synthetic soda ash. Sales of soda ash and specialty products outside of North America (principally through ANSAC) face competition from a variety of others, in most cases producers of soda ash using the synthetic method, but to a lesser extent producers of natural soda ash based in Turkey, China and Africa. The Alkali Business’ specialty Alkali products also experience significant competition from producers of sodium bicarbonate, such as Church & Dwight Co., Solvay Chemicals and Natural Soda LLC.

Research and Development

The Alkali Business has research and development capabilities that service its products, and focus on applied research and development of both new and existing processes, which are located in Green River, Wyoming. New process developments are focused on increased throughput, efficiency gains and general processing equipment-related improvements. Ongoing development of process technology contributes to cost reduction, enhanced production flexibility, increased capacity, and improved consistency of product quality. The Alkali Business is a leader in trona solution mining and its development efforts are focused on continued improvement of extraction and processing efficiencies.

Patents, Trademarks, Trade Secrets and Other Intellectual Property Rights

Protection of the Alkali Business’ proprietary intellectual property is important to the Alkali Business. The Alkali Business relies upon, and has taken steps to secure its unpatented proprietary technology, know-how and other trade secrets. The Alkali Business has long been a leader in new technology development; having patented the leading process for producing dense soda ash from trona in the 1960’s and for producing soda ash from solution feeds in the 1990’s. Much of the core intellectual property used today for production of natural soda ash is no longer subject to patent protection. Accordingly, the Alkali Business holds many of its proprietary process improvements in longwall mining, solution mining, and solution feed processing as trade secrets to protect its technological leadership.

The Alkali Business protects the trademarks that it uses in connection with the products it produces and sells, and has developed value in connection with long-term use of its trademarks; however, there can be no assurance that the trademark registrations will provide meaningful protection against the use of similar trademarks by competitors, or that the value of its trademarks will not be diluted. The same can be said for the Alkali Business’ patents and patent applications, which may in the future be the subject of a challenge regarding validity as well as ownership, requiring a defense of the patent/application through legal proceedings which inherently introduce a degree of business uncertainty and risk. The Alkali Business also uses and relies upon unpatented proprietary knowledge, continuing technological innovation and other trade secrets to develop and maintain its competitive position. The Alkali Business conducts research activities and protects the confidentiality of its trade secrets through reasonable measures, including confidentiality agreements and security procedures. While certain patents held for the Alkali Business’ products and production processes are important to its long-term success, more important is the Alkali Business’ operational knowledge.

Employees

As of March 31, 2017, the Alkali Business had approximately 900 employees. Nearly 70% of the employees at the Alkali Business’ mining and soda ash production facility in Green River, Wyoming are members of a union and subject to a collective bargaining agreement. The Alkali Business considers relations with its employees and labor organizations to be good.

Environmental, Health and Safety Authorizations

The Alkali Business’ facilities and operations are subject to extensive general and industry-specific environmental, health and safety regulations. These regulations include those relating to mine rehabilitation, liability provision, water management, the handling and disposal of hazardous and non-hazardous materials, and occupational health and safety. The various legislation and regulations are subject to a number of internal and external audits. The Alkali Business believes its mineral operations are in compliance, in all material respects, with existing health, safety and environmental legislation and regulations.

The Alkali Business’ mining operations are subject to several mine permits issued by the Land Quality Division of the WDEQ. The WDEQ imposes detailed reclamation obligations on the Alkali Business as a holder of mine permits. The Alkali Business currently maintains surety bonds in favor of the WDEQ to ensure appropriate reclamation. As of June 30, 2017, the amount of the Alkali Business’ surety bonds with the WDEQ was approximately $80 million. The amount of such bonds is subject to change based upon periodic re-evaluation by the WDEQ.

The health and safety of the Alkali Business’ employees working underground and on the surface are subject to detailed regulation. The safety of the Alkali Business’ operations at Westvaco are regulated the U.S. Mine Safety and Health Administration (“MSHA”) and the Alkali Business’ Granger Facility by the Wyoming Occupational Safety and Health Administration (“Wyoming OSHA”). MSHA administers the provisions of the Federal Mine Safety and Health Act of 1977 and enforces compliance with that statute’s mandatory safety and health standards. As part of MSHA’s oversight, representatives perform at least four unannounced inspections (approximately once quarterly) each year at Westvaco. Wyoming OSHA regulates the health and safety of non-mining operations under a plan approved by the U.S. Occupational Health and Safety Administration. When the Granger facility was restarted in 2009 on solution mine feed (i.e. without any miners working underground). Wyoming OSHA assumed responsibility for the facility.

Regulation of Soda Ash Production Plant

The Alkali Business is subject to extensive regulation by federal, state, local and foreign governments. Governmental authorities regulate the generation and treatment of waste and air emissions at its operations and facilities. At many of the Alkali Business’ operations, the Alkali Business also complies with worldwide, voluntary standards developed by the International Organization for Standardization (“ISO”), a nongovernmental organization that promotes the development of standards and serves as a bridging organization for quality and environmental standards, such as ISO 9002 for quality management and ISO 14001 for environmental management.

The Alkali Business is subject to extensive regulation by federal, state, local and foreign governments. U.S. Federal and Wyoming state authorities regulate the generation and treatment of waste and air emissions at the Alkali Business’ operations and facilities. Several of the Alkali Business’ production operations are subject to regulation by the U.S. FDA. The Alkali Business’ sodium bicarbonate plant is a registered facility for the production of food and pharmaceutical grade ingredients and the Alkali Business complies with strict CGMP requirements in its operations. The U.S. Food Safety Modernization Act requires that parts of the Alkali Business’ facility that produce animal nutrition products comply with new more rigorous manufacturing standards. The Alkali Business believes that it materially complies with requirements currently in effect and has a program in place to comply with additional requirements which come into effect in 2017. The Alkali Business also complies with industry standards developed by various private organizations such as U.S. Pharmacopeia, Organic Materials Review Institute and the Orthodox Union. The Alkali Business has also sought and received certification of its Wyoming facilities under ISO 9002.

Chemical Registration

The European Union adopted a regulatory framework for chemicals in 2006 known as Registration, Evaluation and Authorization of Chemicals (“REACH”). Producers and importers of chemical substances must register information regarding the properties of their existing chemical substances with the European Chemicals

Agency. The timeline for existing chemical substances to be registered is based on volume and toxicity. The first group of chemical substances was required to be registered in 2010, with additional registrations due in 2013 and 2018. The Alkali Business registered those products requiring registration by the 2010 and 2013 deadlines. The REACH regulations also require chemical substances which are newly imported or manufactured in the European Union to be registered before being placed on the market. The Alkali Business is now focused on the authorization phase of the REACH process, and are making efforts to address “Substances of Very High Concern” and evaluating potential business implications.

The Alkali Business registered soda ash as a foreign producers under REACH prior to the 2010 deadline and will register sodium bicarbonate and sodium sesquicarbonate prior the 2018 deadline if it plans to sell such products in the EU. None of the Alkali Business’ production operations are located in the EU. None of the Alkali Business’ products are listed as a “Substance of Very High Concern” or are proposed for classification as a human health hazard or for restriction.

Greenhouse Gas Regulation

The Alkali Business’ operations are subject to regulations that seek to reduce emissions of “greenhouse gases” (“GHGs”). While the United States has not adopted any federal climate change legislation, the United States Environmental Protection Agency (“EPA”) has introduced some GHG programs. For example, under the EPA’s GHG “Tailoring Rule,” expansions or new construction could be subject to the Clean Air Act’s Prevention of Significant Deterioration requirements. Some of the Alkali Business’ facilities are currently subject to GHG emissions monitoring and reporting. The Alkali Business has sought and obtained a GHG emissions permit to cover a planned expansion of its Granger soda ash facility in Wyoming. Changes or additional requirements due to GHG regulations could impact capital and operating costs; however, it is not possible at the present time to estimate any financial impact to these U.S. operating sites.

Moreover, there has been public discussion that climate change may be associated with extreme weather conditions such as more intense hurricanes, thunderstorms, tornadoes and snow or ice storms, as well as rising sea levels. Another possible consequence of climate change is increased volatility in seasonal temperatures. Some studies indicate that climate change could cause some areas to experience temperatures substantially colder than their historical averages. Extreme weather conditions can interfere with the Alkali Business’ production and increase the Alkali Business’ costs and damage resulting from extreme weather may not be fully insured. At this time, however, it is not possible to determine the extent to which climate change may lead to increased storm or weather hazards affecting the Alkali Business’ operations.